SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 09/30/2004
FILE NUMBER 811-7890
SERIES NO.: 4


72DD.    1.   Total income dividends for which record date passed during the period.
              Class A Shares              $   2,805
         2.   Dividends for a second class of open-end company shares
              Class B Shares              $   1,186
              Class C Shares              $     501

73A.     Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income
              Class A Shares              $000.2610
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B Shares              $000.2292
              Class C Shares              $000.2292

74U.     1.   Number of shares outstanding
              Class A Shares                 11,161
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B Shares                  5,242
              Class C Shares                  2,452

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares              $    8.67
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares              $    8.68
              Class C Shares              $    8.68